[Pennzoil Logo]
Pennzoil Company
P.O. Box 2967 - Houston, TX 77252-2807 - 713-546-8900

James L. Pate
Chairman of the Board
Chief Executive Officer

                                                September 18, 1997


Mr. H. Jesse Arnelle                        Ms. Claudine B. Malone
Mrs. Lynne V. Cheney                        Mr. John W. Poduska, Sr., Ph.D.
Mr. Preston M. Geren III                    Mr. Michael E. Rossi
Mr. Lawrence M. Jones                       Mr. Samuel K. Skinner
Mr. Drew Lewis                              Mr. James R. Thompson

         There have been some recent important disclosures that you, as a director of UPR, need to know about because they have serious implications for UPR. Last week, after three months of contentious litigation in two different federal courts, UPR was forced to make public six internal UPR documents that your management had desperately tried to withhold. After reading these documents, we can certainly understand why.

         The material in these documents is truly startling. Anyone who has followed UPR's public statements in your assault on Pennzoil will find that these until-now "secret" documents directly contradict UPR's public statements concerning its own business, the premise of UPR's unsolicited offer for Pennzoil and UPR's statements concerning the value of Pennzoil. I have enclosed several examples from these documents for your consideration so you can be assured that we have not taken the statements in them out of context.

         Just over a year ago, in a sworn statement to the IRS, UPR management made numerous statements about its long-range plan. In the IRS submission, UPR said that its long-range plan model "reflects significant negative trends" for UPR. UPR also took great care to point out the uncertainty of future Austin Chalk production, the inability to maintain current levels of production, the insufficiency of drill site inventories to avoid overall reserve and production declines "in the near future" and the need to add 750 million barrels of oil equivalent (or 4.5 trillion cubic feet equivalent of gas reserves) within five years. UPR used the term "valley of despair" to refer to its trend of steep declines in production. These statements contrast sharply with public statements made by UPR since the attempt to take over Pennzoil was begun.

         Significantly, no mention of any of these negative trends or uncertainties has ever been made by UPR publicly or in any SEC filing, including in its IPO prospectus and subsequent filings both before and after the spin-off.

         UPR appears not only to have misrepresented the condition and prospects for its business, but also to have intentionally misled Pennzoil shareholders about the performance and prospects of Pennzoil. UPR's formerly "secret" internal documents are consistent with the facts: that Pennzoil is successfully implementing our long-term strategy and producing continuing significant increases in value for Pennzoil shareholders.

         As this pattern of deceitful conduct is revealed to shareholders, to the public markets and to industry observers, it will bring severe damage to the credibility of UPR's management and Board, not just in this campaign against Pennzoil, but in its future business dealings as well.

         We do not know whether you, as an independent director, were aware of these possible gross misrepresentations issued by management in UPR's name. They exceed any possible boundary of acceptable corporate behavior, legally and ethically. We now place this issue squarely before you so that UPR's Board will have the opportunity to rectify this egregious situation. We hope that you will act to ensure the integrity and reputation of UPR and to prevent these false statements by UPR's management from causing further damage to both Pennzoil and UPR.


                                                      Sincerely,

                                                      /s/ James L. Pate

                                                      James L. Pate
                                                      Chairman of the Board
                                                      Chief Executive Officer


JLP:mrm
Enclosures
cc:  Mr. Jack L. Messman